UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 30, 2022

Via Renewables, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36559	46-5453215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

    12140 Wickchester Ln, Suite 100
Houston, Texas 77079
(Address of principal executive offices)

(713) 600-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of exchange on which registered
Class A common stock, par value $0.01 per share	VIA	The NASDAQ Global Select Market
8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share	VIASP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Senior Credit Facility

On June 30, 2022, Via Renewables, Inc., a Delaware corporation (the “Company”), and Spark Holdco, LLC (“Spark Holdco”, and together with certain subsidiaries of the Company and Spark Holdco, the “Co-Borrowers”) entered into a Credit Agreement (the “Credit Agreement”), with Woodforest National Bank, as administrative agent (the “Agent”), swing bank, swap bank, issuing bank, joint-lead arranger, sole bookrunner and syndication agent, BOKF, NA (d/b/a/ Bank of Texas), as joint-lead arranger and issuing bank, and the other financial institutions party thereto.

The Credit Agreement provides for a senior secured credit facility (the “Senior Credit Facility”), which allows the Co-Borrowers to borrow up to $195.0 million on a revolving basis. The Senior Credit Facility provides for working capital loans, loans to fund acquisitions, swingline loans and letters of credit. The Senior Credit Facility expires on June 30, 2025, and all amounts outstanding thereunder are payable on the expiration date.

Borrowings under the Senior Credit Facility bear interest at the following rates depending on the classification of the borrowing and provided further that at no time shall the interest rate be less than four percent (4.0%) per annum:

•the Base Rate (a rate per annum equal to the greatest of (a) the prime rate, (b) the Federal Funds Rate plus ½ of 1% and (c) Term SOFR for a one month tenor plus 1.0%, provided, that the Base Rate shall not at any time be less than 0%), plus an applicable margin of 3.25% to 4.50% depending on the type of borrowing and the average outstanding amount of loans and letters of credit under the Credit Agreement at the end of the prior fiscal quarter;

•the Term SOFR (a rate equal to the forward looking secured overnight financing rate published by the SOFR administrator on the website of the Federal Reserve Bank of New York or any successor source with either a comparable tenor (for any calculation with respect to a SOFR loan) or a one month tenor (for any calculation with respect to a Base Rate loan)), plus an applicable margin of 3.25% to 4.50% depending on the type of borrowing and the average outstanding amount of loans and letters of credit under the Credit Agreement at the end of the prior fiscal quarter; or

•the Daily Simple SOFR (a rate equal to the forward looking secured overnight financing rate published by the SOFR administrator on the website of the Federal Reserve Bank of New York or any successor source and applied on a daily basis by the Agent in accordance with rate recommendations for daily loans), plus an applicable margin of 3.25% to 4.50% depending on the type of borrowing the average outstanding amount of loans and letters of credit under the Credit Agreement at the end of the prior fiscal quarter, plus a liquidity premium added by the Agent to each borrowing.

The Co-Borrowers are required to pay a non-utilization fee of 0.50% quarterly in arrears on the unused portion of the Senior Credit Facility. In addition, the Co-Borrowers are subject to additional fees including an upfront fee, an annual agency fee, and letter of credit fees.

The Credit Agreement contains covenants that, among other things, require the maintenance of specified ratios or conditions including:

•Minimum Fixed Charge Coverage Ratio. The Company must maintain a minimum fixed charge coverage ratio of not less than 1.10 to 1.00. The Minimum Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of, among other things, consolidated interest expense, letter of credit fees, non-utilization fees, earn-out payments, certain restricted payments, taxes, and payments made on or after July 31, 2020 related to the settlement of civil and regulatory matters if not included in the calculation of Adjusted EBITDA.

•Maximum Total Leverage Ratio. The Company must maintain a ratio of (x) the sum of all consolidated indebtedness (excluding eligible subordinated debt and letter of credit obligations), plus (y) gross amounts reserved for civil and regulatory liabilities identified filings with the Securities and Exchange Commission, to Adjusted EBITDA of no more than 2.50 to 1.00.

•Maximum Senior Secured Leverage Ratio. The Company must maintain a Senior Secured Leverage Ratio of no more than 2.00 to 1.00. The Senior Secured Leverage Ratio is defined as the ratio of (a) all consolidated indebtedness that is secured by a lien on any property of any loan party (including the effective amount of all loans then outstanding under the Senior Credit Facility but excluding eligible subordinated debt and letter of credit obligations) to (b) Adjusted EBITDA for the most recent twelve month period then ended.

The Credit Agreement contains various customary affirmative covenants that require, among other things, the Company to maintain insurance, pay its obligations and comply with law. The Credit Agreement also contains customary negative covenants and that limit its ability to, among other things, incur certain additional indebtedness, grant certain liens, engage in certain asset dispositions, merge or consolidate, make certain payments, distributions and dividends, investments, acquisitions or loans, materially modify certain agreements, and enter into transactions with affiliates.

The Senior Credit Facility is secured by pledges of the equity of the portion of Spark HoldCo owned by the Company, the equity of Spark HoldCo’s subsidiaries, the Co-Borrowers’ present and future subsidiaries, and substantially all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including intellectual property assets, accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts.

The Company is entitled to pay cash dividends to the holders of its Series A Preferred Stock and Class A common stock so long as: (a) no default exists or would result therefrom; (b) the Co-Borrowers are in pro forma compliance with all financial covenants before and after giving effect thereto; and (c) the outstanding amount of all loans and letters of credit do not exceed the borrowing base limits.

The Credit Agreement contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, and actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect. A default will also occur if at any time W. Keith Maxwell III ceases to, directly or indirectly, beneficially own at least fifty-one percent (51%) of the Company’s outstanding Class A common stock and Class B common stock on a combined basis, and a controlling percentage of the voting equity interest of the Company, and certain other changes in control. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the material terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Amended and Restated Subordinated Debt Agreement

In connection with entering into the Credit Agreement, the Company entered into an amended and restated subordinated promissory note (Note No. 7) (the “Subordinated Debt Facility”) with Spark HoldCo and Retailco, LLC (“Retailco”).

The Subordinated Debt Facility allows the Company to draw advances in increments of no less than $1.0 million per advance up to $25.0 million through January 31, 2026. Borrowings are at the discretion of Retailco. Advances thereunder accrue interest at an annual rate equal to the prime rate as published by the Wall Street Journal plus two percent (2.0%) from the date of the advance. The Subordinated Debt Facility is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. Retailco has the right to accelerate payment of principal and interest under the Subordinated Debt Facility upon the occurrence of certain change of control or sale transactions.

Retailco is owned indirectly by W. Keith Maxwell III, who serves as the Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company. W. Keith Maxwell III, through Retailco and other entities, owns a majority of the Company’s voting power. The terms and conditions of the Subordinated Debt Facility were reviewed and approved by the Audit Committee of the Board consisting solely of the Company’s independent directors, and by the full Board following the review and approval of the Audit Committee.

A copy of the Subordinated Debt Facility is filed as Exhibit 10.2 to this Current Report on Form 8-K. The above description of the material terms of the Subordinated Debt Facility does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 1.02. Termination of a Material Definitive Agreement.

The Company previously entered into that certain Credit Agreement, dated May 19, 2017, by and among the Company, Spark Holdco and the other co-borrowers party thereto, Coöperatieve Rabobank U.A., New York Branch, as administrative agent, an issuing bank and a bank, and Coöperatieve Rabobank U.A., New York Branch and BBVA Compass, as joint lead arrangers and sole bookrunner, and the banks party thereto (as amended, the “Prior Credit Agreement”). On June 30, 2022, in connection with entering into the Senior Credit Facility described above in Item 1.01 of this Current Report on Form 8-K, the Company terminated the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Senior Credit Facility and the restrictions on payment of dividends thereunder is also responsive to Item 3.03 and is incorporated by reference into this Item 3.03.

Item 7.01. Regulation FD Disclosure.

On July 5, 2022, the Company issued a press release announcing the closing of the Senior Credit Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#
Credit Agreement, dated June 30, 2022, by and among Via Renewables, Inc., Spark HoldCo, LLC, and the other subsidiaries of Via Renewables, Inc. and Spark HoldCo, LLC party thereto, as co-borrowers, Woodforest National Bank, as administrative agent, swing bank, swap bank, issuing bank, joint-lead arranger, sole bookrunner and syndication agent, BOKF, NA (d/b/a/ Bank of Texas), as joint-lead arranger and issuing bank, and the other financial institutions party thereto.

10.2	Amended and Restated Subordinated Promissory Note (Note No. 7), dated June 30, 2022, by and among Via Renewables, Inc., Spark HoldCo, LLC and Retailco, LLC.
99.1	Press Release of Via Renewables, Inc. July 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

# Certain annexes, exhibits and schedules have been omitted. The registrant agrees to furnish supplementally a copy of any omitted annex, exhibit or schedule to the Commission upon request.

EXHIBIT INDEX

Exhibit No.	Description

10.1#
Credit Agreement, dated June 30, 2022, by and among Via Renewables, Inc., Spark HoldCo, LLC, and the other subsidiaries of Via Renewables, Inc. and Spark HoldCo, LLC party thereto, as co-borrowers, Woodforest National Bank, as administrative agent, swing bank, swap bank, issuing bank, joint-lead arranger, sole bookrunner and syndication agent, BOKF, NA (d/b/a/ Bank of Texas), as joint-lead arranger and issuing bank, and the other financial institutions party thereto.

10.2	Amended and Restated Subordinated Promissory Note (Note No. 7), dated June 30, 2022, by and among Via Renewables, Inc., Spark HoldCo, LLC and Retailco, LLC.
99.1	Press Release of Via Renewables, Inc. July 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

# Certain annexes, exhibits and schedules have been omitted. The registrant agrees to furnish supplementally a copy of any omitted annex, exhibit or schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2022

Via Renewables, Inc.

By:	/s/ Mike Barajas
Name:	Mike Barajas
Title:	Chief Financual Officer